Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG REPORTS FOURTH QUARTER 2015 AFTER-TAX OPERATING LOSS OF $1.3 BILLION OR $1.10 PER DILUTED SHARE

NEW YORK, February 11, 2016 – American International Group, Inc. (NYSE: AIG) today reported an after-tax operating loss of $1.3 billion, or $1.10 per diluted share, for the fourth quarter of 2015, compared to after-tax operating income of $1.4 billion, or $0.97 per diluted share, in the prior-year quarter. Full year 2015 after-tax operating income was $2.9 billion, or $2.19 per diluted share, compared to $6.6 billion, or $4.58 per diluted share, for full year 2014. The fourth quarter operating loss was primarily due to adverse prior year loss reserve development, and lower returns on alternative investments.

On a reported basis, AIG recognized a net loss of $1.8 billion, or $1.50 per diluted share, for the fourth quarter of 2015, compared to net income of $655 million, or $0.46 per diluted share, for the prior-year quarter. Full year 2015 net income attributable to AIG was $2.2 billion, or $1.65 per diluted share, compared to $7.5 billion, or $5.20 per diluted share, for full year 2014. The fourth quarter net loss was primarily due to the items mentioned above, as well as realized capital losses and restructuring costs.

“At the beginning of 2015, we embarked on a three-year plan to transform AIG,” said Peter D. Hancock, AIG President and Chief Executive Officer. “Over the past year, we have been implementing our strategy and made significant progress towards our objectives. During the fourth quarter, we streamlined our management structure to accelerate decision-making and strengthen accountability. Our recent strategy update detailed the next chapter of our transformation into a leaner, more profitable and focused insurer.

“I’m confident that our actions in 2015 positioned us to achieve the goals we’ve set for the next two years. Our general operating expenses, operating basis (GOE), decreased 6 percent during the fourth quarter and 3 percent during the year compared to the prior-year periods, both excluding the impact of foreign exchange, and we plan to reduce gross GOE by another $1.6 billion by the end of 2017.

“In 2015, we returned almost $12 billion of capital to shareholders in the form of share repurchases and dividends, and through February 11, 2016 we repurchased another $2.5 billion of outstanding AIG common shares. In addition, the Board of Directors today authorized the repurchase of an additional $5.0 billion of AIG common shares and increased the quarterly dividend by 14 percent to $0.32 per share. Together, these capital actions are a strong start towards our goal of returning at least $25 billion to shareholders by 2017.

FOR IMMEDIATE RELEASE

“We’re working to become our clients’ most valued insurer and have a clear plan to maximize shareholder value that balances the interests of all of our stakeholders, including shareholders, debt holders, rating agencies, customers, employees, and regulators,” Mr. Hancock concluded.

Strategic Actions:

•	Returned $11.7 billion to shareholders in 2015, in the form of share repurchases and dividends. Additional repurchases of approximately $2.5 billion through February 11, 2016

•	On February 11, 2016, AIG’s Board of Directors authorized the repurchase of additional shares of AIG Common Stock with an aggregate purchase price of up to $5.0 billion, bringing AIG’s remaining share repurchase authorization to approximately $5.8 billion

•	On February 11, 2016, AIG’s Board of Directors declared a 14 percent increase in the quarterly dividend to $0.32 per share

•	Announced the sale of AIG Advisor Group in January 2016, which is expected to close in the second quarter of 2016

•	Announced planned IPO of up to 19.9 percent of United Guaranty Corporation, subject to regulatory approval and the approval of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac,” and together with Fannie Mae, the “GSEs”), as a first step towards a full separation

•	Monetized approximately $2.1 billion of Legacy assets, including 184 million ordinary H shares of PICC Property & Casualty Company Limited (PICC P&C) during the fourth quarter of 2015

•	Announced agreement to sell operations in four Central American countries during the fourth quarter of 2015

•	Recorded pre-tax non-operating restructuring costs of $222 million in the fourth quarter, which includes $123 million related to previously announced actions and $99 million of new actions

Operating Highlights:

•	GOE decreased 6 percent during the fourth quarter and 3 percent during full year 2015 compared to the prior-year periods, both excluding the impact of foreign exchange

•	Consolidated Normalized ROE, excluding AOCI and DTA, was 6.7 percent for the fourth quarter and 6.8 percent for full year 2015

•	AIG Parent liquidity was $9.2 billion at December 31, 2015, down from $11.2 billion at September 30, 2105, reflecting ongoing capital management activities

FOR IMMEDIATE RELEASE

Organizational Changes:

•	Announced plans to create separate Operating and Legacy Portfolios to provide greater transparency and highlight ROE progress of the Operating Portfolio; additional disclosures expected by the end of 2016

During the fourth quarter of 2015, AIG strengthened Non-Life Insurance Companies’ loss reserves by $3.6 billion pre-tax, which represents 6 percent of AIG’s total net loss reserves. Of the $3.6 billion strengthening, $1.3 billion related to accident years 2004 and prior, and the remaining $2.3 billion resulted in an increase of approximately 0.7 points, on average, for the 2005 through 2014 accident year loss ratios. Three classes comprise approximately 90 percent of the total charge: U.S. & Canada casualty ($2.2 billion), U.S. & Canada financial lines ($566 million), and run-off lines ($541 million). AIG has contributed $2.9 billion of capital to maintain statutory surplus within target levels of financial strength for its Non-Life Insurance Companies.

AFTER-TAX OPERATING INCOME

	Three Months Ended			Full-Year Ended
	December 31,			December 31,
($ in millions, except per share amounts)	2015	2014	Change %	2015	2014
Pre-tax operating income (loss)
Insurance Operations
Commercial Insurance
Property Casualty	$(2,338)	$935	NM	$593	$4,248
Mortgage Guaranty	180	171	5	644	592
Institutional Markets	33	118	(72)	415	670

Total Commercial Insurance	(2,125)	1,224	NM	1,652	5,510
Consumer Insurance
Retirement	600	722	(17)	2,839	3,495
Life	185	80	131	465	580
Personal Insurance	(32)	121	NM	74	399

Total Consumer Insurance	753	923	(18)	3,378	4,474

Total Insurance Operations	(1,372)	2,147	NM	5,030	9,984
Corporate and Other	(804)	(418)	(92)	(883)	(379)
Consolidations, eliminations and other adjustments	(12)	11	NM	(92)	(31)

Pre-tax operating income (loss)	(2,188)	1,740	NM	4,055	9,574
Income tax expense	843	(369)	NM	(1,131)	(2,959)
Net income (loss) attributable to noncontrolling interests	(3)	0	NM	3	15

After-tax operating income (loss)	$(1,348)	$1,371	NM	$2,927	$6,630
After-tax operating income (loss) per diluted common share	(1.10)	0.97	NM	2.19	4.58
Effective tax rate on Pre-tax operating income	38.5%	21.2%	82	28.0%	30.9%

All operating segment comparisons that follow are to the fourth quarter of 2014 unless otherwise noted.

FOR IMMEDIATE RELEASE

COMMERCIAL INSURANCE

Commercial Insurance reported a pre-tax operating loss of $2.1 billion compared to pre-tax operating income of $1.2 billion in the prior-year quarter, primarily driven by the previously announced $3.0 billion charge for adverse prior year loss reserve development in Property Casualty and lower net investment income in Property Casualty and Institutional Markets, as a result of lower returns on alternative investments. The increase in Mortgage Guaranty pre-tax operating income was due to higher underwriting income.

During the fourth quarter, AIG increased global commercial property limits to $2.5 billion per occurrence from $1.5 billion, in response to increased demand for capacity and services from clients managing complex global risks and increasing property values. This increase was the result of recent investments in engineering and analytical capabilities, which in turn allowed AIG to secure meaningful support from a panel of long-standing reinsurers.

PROPERTY CASUALTY

	Three Months Ended
	December 31,
($ in millions)	2015	2014	Change
Net premiums written	$4,604	$4,692	(2)%
Net premiums earned	4,991	5,207	(4)
Underwriting (loss)	(3,068)	(173)	NM
Net investment income	730	1,108	(34)

Pre-tax operating income (loss)	$(2,338)	$935	NM

Underwriting ratios:
Loss ratio	132.9	75.0	57.9	pts
Acquisition ratio	16.6	16.0	0.6
General operating expense ratio	12.0	12.4	(0.4)

Combined ratio	161.5	103.4	58.1

Accident year loss ratio, as adjusted	66.4	65.9	0.5
Accident year combined ratio, as adjusted	95.0	94.3	0.7
Catastrophe-related losses	$213	$35	NM	%
Severe losses	172	66	161
Prior year loss reserve development unfavorable, net of reinsurance and premium adjustments	3,036	227	NM
Net reserve discount charge (benefit)	68	229	(70)

Property Casualty reported a pre-tax operating loss of $2.3 billion compared to pre-tax operating income of $935 million in the prior-year quarter, primarily due to higher net adverse loss reserve development, and, to a lesser extent, lower net investment income. The increase in the accident year loss ratio, as adjusted, reflected a 2.1 point increase due to higher severe losses and an increase in current accident year losses in U.S. Commercial Automobile Liability and Financial Lines, which was partially offset by an improvement in Specialty and lower attritional losses in Property.

FOR IMMEDIATE RELEASE

The increase in the acquisition ratio reflected higher commission expenses in certain classes of business in Property, partially offset by lower amortization of previously deferred costs. The general operating expense ratio benefited from lower employee-related costs from actions taken throughout 2015 and recent actions to streamline our management structure and general cost containment measures, partially offset by expenses of NSM Insurance Group, which was acquired in the second quarter of 2015, and investment in infrastructure, automation and shared services.

The increase in the loss ratio was due to the higher net adverse prior year loss reserve development and reflected loss reserve strengthening of $3.0 billion recorded in the fourth quarter of 2015, compared to $175 million in the prior-year quarter. This reserve strengthening was primarily in the long-tail classes of business, particularly U.S. Excess and Primary Casualty and Financial lines, reflecting adverse development on prior accident years, particularly in accident years 2010 and prior. Partially offsetting the increased prior year adverse development was discount amortization that was $161 million less than that of the prior-year quarter.

Net premiums written decreased 2 percent, primarily due to the strengthening of the U.S. dollar against the Euro, British Pound, and Japanese Yen (the Major Currencies). Excluding the effects of foreign exchange, net premiums written increased 2 percent. This increase was primarily due to growth in new businesses and higher renewal in certain classes of businesses in all lines except for U.S. Casualty.

MORTGAGE GUARANTY

	Three Months Ended
	December 31,
($ in millions)	2015	2014	Change
Net premiums written	$241	$273	(12)%
Net premiums earned	224	238	(6)
Underwriting income	144	136	6
Net investment income	36	35	3

Pre-tax operating income	$180	$171	5

Underwriting ratios:
Loss ratio	7.1	20.6	(13.5	) pts
Acquisition ratio	8.5	7.1	1.4
General operating expense ratio	20.1	15.1	5.0

Combined ratio	35.7	42.8	(7.1)

Accident year loss ratio, as adjusted	22.3	33.2	(10.9)
Accident year combined ratio, as adjusted	50.9	55.4	(4.5)
Prior year loss reserve development (favorable)	$(34)	$(30)	13%
New insurance written, domestic first-lien	$10,627	$10,733	(1)
Primary Delinquency Ratio	3.4%	4.4%	(23)

Select Balance Sheet & other data:
Shareholders’ equity (at period end)	$3,404	$3,070	11
First-lien insurance in force	$187,186	$167,180	12
In force count	929,298	867,120	7

Mortgage Guaranty is primarily composed of the operations of United Guaranty Corporation (UGC). As of December 31, 2015, Mortgage Guaranty had estimated available assets of $3.6 billion compared to estimated required assets of $3.0 billion under the Private Mortgage Insurer Eligibility Requirements (PMIERs).

FOR IMMEDIATE RELEASE

Mortgage Guaranty’s pre-tax operating income increased 5 percent to $180 million. The prior-year quarter included a one-time benefit from a legal settlement of $24 million; excluding the effect of this benefit, pre-tax operating income increased 22 percent primarily due to the decline in accident year losses from lower delinquency rates and higher cure rates. The slight increase in the acquisition ratio was due to the aforementioned one-time benefit in the prior-year quarter. The increase in the general operating expense ratio was primarily due to an increase in technology-related expenses.

Domestic first-lien new insurance written decreased slightly by 1 percent. Results in the prior-year included an increase in mortgage originations, primarily from refinancing activity driven by a decrease in mortgage interest rates. New business written in the current quarter had an average FICO score of 749 and an average loan-to-value ratio of 92 percent, compared to an average FICO score of 750 and an average loan-to-value ratio of 92 percent in the prior-year quarter.

INSTITUTIONAL MARKETS

	Three Months Ended
	December 31,
($ in millions)	2015	2014	Change
Operating revenues:
Premiums	$726	$64	NM %
Policy fees	51	49	4
Net investment income	367	435	(16)

Total operating revenues	1,144	548	109

Benefits and expenses	1,111	430	158

Pre-tax operating income	$33	$118	(72)

Premiums and deposits	797	615	30

Institutional Markets pre-tax operating income decreased 72 percent to $33 million, primarily due to lower net investment income driven by lower returns on alternative investments in hedge funds, partially offset by higher yield enhancements from bond call and tender income compared to the prior-year quarter. The increases in premiums and benefits and expenses compared to the prior-year quarter were primarily due to higher premiums received and future policy benefit reserves established from the sale of terminal funding annuities.

CONSUMER INSURANCE

Consumer Insurance pre-tax operating income decreased 18 percent to $753 million, which reflected lower net investment income driven by lower returns on alternative investments in hedge funds, primarily in Retirement, and a decline in underwriting income in Personal Insurance, mainly due to less favorable net prior year loss reserve development.

Growth in Japan drove increases in both Life premiums and deposits and Personal Insurance net premiums written compared to the prior-year quarter, excluding the effects of foreign exchange.

Retirement premiums and deposits and net flows increased compared to the prior-year quarter, primarily due to growth in sales of mutual funds and index annuities, lower surrenders in Group Retirement and higher sales of Fixed Annuities due to higher market interest rates.

FOR IMMEDIATE RELEASE

RETIREMENT

	Three Months Ended
	December 31,
($ in millions)	2015	2014	Change
Operating revenues:
Premiums	$41	$66	(38)%
Policy fees	270	259	4
Net investment income	1,418	1,581	(10)
Advisory fee and other income	513	511	0

Total operating revenues	2,242	2,417	(7)

Benefits and expenses	1,642	1,695	(3)

Pre-tax operating income	$600	$722	(17)

Premiums and deposits (1)	7,037	5,990	17

(1)	Excludes activity related to closed blocks of fixed and variable annuities.

Retirement pre-tax operating income decreased 17 percent to $600 million, primarily due to lower net investment income from lower returns on alternative investments in hedge funds, partially offset by growth in variable annuity fee income. Premiums and deposits increased 17 percent to $7.0 billion due primarily to growth in sales of index annuities and mutual funds, as well as improved Fixed Annuities sales due to increases in market interest rates compared to the prior-year quarter.

LIFE

	Three Months Ended
	December 31,
($ in millions)	2015	2014	Change
Operating revenues:
Premiums	$674	$675	—%
Policy fees	368	365	1
Net investment income	511	536	(5)
Other income	17	—	NM

Total operating revenues	1,570	1,576	—

Benefits and expenses	1,385	1,496	(7)

Pre-tax operating income	$185	$80	131

Premiums and deposits	1,279	1,249	2
Gross life insurance in force, end of period	1,032,402	1,000,703	3

Life pre-tax operating income increased to $185 million compared to $80 million in the prior-year quarter, primarily due to a $104 million charge in the fourth quarter of 2014 to increase reserves for incurred but not reported death claims for a legacy block of small policies, related to enhanced claims practices. The increase was partially offset by lower net investment income, primarily from lower returns of alternative investments in hedge funds. Excluding the effects of foreign exchange, premiums and deposits increased 5 percent compared to the prior-year quarter, principally driven by growth in Japan and the acquisition of AIG Life Limited.

FOR IMMEDIATE RELEASE

PERSONAL INSURANCE

	Three Months Ended
	December 31,
($ in millions)	2015	2014	Change
Net premiums written	$2,719	$2,866	(5)%
Net premiums earned	2,734	2,926	(7)
Underwriting income (loss)	(74)	39	NM
Net investment income	42	82	(49)

Pre-tax operating income (loss)	$(32)	$121	NM

Underwriting ratios:
Loss ratio	55.6	51.2	4.4	pts
Acquisition ratio	29.6	28.7	0.9
General operating expense ratio	17.5	18.8	(1.3)

Combined ratio	102.7	98.7	4.0

Accident year loss ratio, as adjusted	53.8	52.1	1.7
Accident year combined ratio, as adjusted	100.9	99.6	1.3
Catastrophe-related losses	$10	$8	25%
Severe losses	—	13	NM
Prior year loss reserve development (favorable) unfavorable, net of reinsurance and premium adjustments	40	(35)	NM

Personal Insurance reported a pre-tax operating loss of $32 million compared to pre-tax operating income of $121 million in the prior-year quarter, primarily due to a decline in underwriting results and a decrease in net investment income. The combined ratio increased due to increases in the loss ratio and acquisition ratio, partially offset by a decrease in the general operating expense ratio. Net investment income decreased, driven by lower interest income and lower returns of alternative investments in hedge funds.

The increase in the loss ratio was primarily attributable to net adverse prior year loss reserve development, compared to favorable development in the prior-year quarter. The accident year loss ratio, as adjusted, increased to a lesser extent, reflecting higher losses in Accident and Health and automobile businesses, partially offset by improved performance in personal property and warranty service programs.

The increase in the acquisition ratio reflected higher acquisition costs, partially offset by lower direct marketing expenses. The decrease in the general operating expense ratio primarily reflected lower strategic expenditures, together with an ongoing focus on cost efficiency.

Net premiums written decreased primarily due to the strengthening of the U.S. dollar against the Major Currencies. Excluding the effects of foreign exchange, net premiums written increased by approximately 4 percent, as the business continued to grow through multiple products and distribution channels. Increases were primarily driven by growth in personal property and automobile businesses in both Japan and the U.S., partially offset by a decrease in warranty service programs and Accident and Health businesses.

FOR IMMEDIATE RELEASE

CORPORATE AND OTHER

	Three Months Ended
	December 31,
($ in millions)	2015	2014	Change
Pre-tax operating income (loss):
Equity in pre-tax operating earnings of AerCap	$—	$185	NM %
Fair value of PICC investments	11	67	(84)
Income from other assets, net(1)	294	110	167
Corporate general operating expenses	(332)	(288)	(15)
Interest expense	(252)	(271)	7
Direct Investment book(1)	—	174	NM
Global Capital Markets(1)	—	27	NM
Run-off insurance lines	(525)	(422)	(24)
Consolidation and elimination	—	—	NM

Pre-tax operating loss	$(804)	$(418)	(92)

(1)	As a result of the progress of the wind-down and de-risking activities of the Direct Investment book (DIB) and the derivative portfolio of AIG Financial Products Corp. and related subsidiaries included within Global Capital Markets (GCM), AIG has discontinued separate reporting of the DIB and GCM. Their results are reported within Income from other assets, net, beginning with the first quarter of 2015. This reporting aligns with the manner in which AIG manages its financial resources. Prior periods are presented in historical format for informational purposes.

Corporate and Other pre-tax operating loss increased, primarily due to lower income on assets for which the fair value option was elected, including part of our holdings in People’s Insurance Company (Group) of China Limited (PICC Group) and PICC P&C, the absence of equity in pre-tax operating earnings of AerCap Holdings N.V. (AerCap), and increased losses from run-off insurance lines.

Run-off insurance lines pre-tax operating loss increased primarily due to higher net adverse prior year loss reserve development reflecting the loss reserve strengthening in classes of business with long reporting tails and transfers to Run-off insurance lines of certain environmental liability, healthcare, casualty and specialty coverages that are no longer offered by Commercial Insurance.

CONFERENCE CALL

AIG will host a conference call tomorrow, Friday, February 12, 2016, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Information section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only

FOR IMMEDIATE RELEASE

AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may address, among other things, AIG’s: exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, sovereign bond issuers, the energy sector and currency exchange rates; exposure to European governments and European financial institutions; strategy for risk management; restructuring of business operations; generation of deployable capital; anticipated business or asset divestitures or monetizations; anticipated organizational and business changes; strategies to increase return on equity and earnings per share; strategies to grow net investment income, efficiently manage capital, grow book value per common share, and reduce expenses; anticipated restructuring charges and annual cost savings; strategies for customer retention, growth, product development, market position, financial results and reserves; and subsidiaries’ revenues and combined ratios. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; negative impact on customers, business partners and other stakeholders; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a nonbank systemically important financial institution and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; AIG’s ability to successfully manage run-off insurance portfolios; AIG’s ability to successfully reduce costs and expenses and make business and organizational changes without negatively impacting client relationships or AIG’s competitive position; AIG’s ability to successfully dispose of or monetize, businesses or assets; judgments concerning the recognition of deferred tax assets; judgments concerning estimated restructuring charges and estimated cost savings; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 and Part I, Item 1A. Risk Factors, Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2014, and Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2015 (which will be filed with the Securities and Exchange Commission). AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Nothing in this press release or in any oral statements made in connection with this press release is intended to constitute, nor shall it be deemed to constitute, an offer of any securities for sale or the solicitation of an offer to purchase any securities in any jurisdiction.

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FOR IMMEDIATE RELEASE

COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Fourth Quarter 2015 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value Per Common Share Excluding AOCI and Deferred Tax Assets (DTA) are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. Deferred tax assets represent U.S. tax attributes related to net operating loss carryforwards and foreign tax credits. Amounts for interim periods are estimates based on projections of full-year attribute utilization. Book Value Per Common Share Excluding AOCI is derived by dividing Total AIG shareholders’ equity, excluding AOCI, by Total common shares outstanding. Book Value Per Common Share Excluding AOCI and DTA is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA, by Total common shares outstanding.

Return on Equity – After-tax Operating Income Excluding AOCI and Return on Equity – After-tax Operating Income Excluding AOCI and DTA are used to show the rate of return on shareholders’ equity. AIG believes these measures are useful to investors because they eliminate the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of its available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. Deferred tax assets represent U.S. tax attributes related to net operating loss carryforwards and foreign tax credits. Amounts for interim periods are estimates based on projections of full-year attribute utilization. Return on Equity – After-tax Operating Income Excluding AOCI is derived by dividing actual or annualized after-tax operating income attributable to AIG by average AIG shareholders’ equity, excluding average AOCI. Return on Equity – After-tax Operating Income Excluding AOCI and DTA is derived by dividing actual or annualized after-tax operating income attributable to AIG by average AIG shareholders’ equity, excluding average AOCI and DTA.

Normalized Return on Equity, Excluding AOCI and DTA further adjusts Return on Equity – After-tax Operating Income, Excluding AOCI and DTA for the effects of certain volatile or market-related items. Normalized Return on Equity, Excluding AOCI and DTA is derived by excluding the following tax adjusted effects from Return on Equity – After-tax Operating Income, Excluding AOCI and DTA: the difference between actual and expected (i) catastrophe losses, (ii) alternative investment returns, and (iii) Direct Investment Book (DIB) and Global Capital Markets (GCM) returns; fair value changes on PICC investments; update of actuarial assumptions, net of reserve discount change; Life insurance IBNR death claim charge and prior year loss reserve development.

FOR IMMEDIATE RELEASE

AIG uses the following operating performance measures because it believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

After-tax operating income attributable to AIG is derived by excluding the following items from net income attributable to AIG: income or loss from discontinued operations; income and loss from divested businesses (including gain on the sale of International Lease Finance Corporation (ILFC) and certain post-acquisition transaction expenses incurred by AerCap Holdings N.V. (AerCap) in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and related tax effects); legacy tax adjustments primarily related to certain changes in uncertain tax positions and other tax adjustments; non-operating litigation reserves and settlements; reserve development related to non-operating run-off insurance business; restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization; deferred income tax valuation allowance releases and charges; changes in fair value of securities used to hedge guaranteed living benefits; changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses; other income and expense — net, related to Corporate and Other runoff insurance lines; loss on extinguishment of debt; net realized capital gains and losses; and non-qualifying derivative hedging activities, excluding net realized capital gains and losses. See page 15 for the reconciliation of Net income attributable to AIG to After-tax operating income attributable to AIG.

Operating revenue excludes Net realized capital gains (losses), Aircraft leasing revenues, income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes).

General operating expenses, operating basis, is derived by making the following adjustments to general operating and other expenses: include (i) loss adjustment expenses, reported as policyholder benefits and losses incurred and (ii) certain investment and other expenses reported as net investment income, and exclude (i) advisory fee expenses, (ii) non-deferrable insurance commissions, (iii) direct marketing and acquisition expenses, net of deferrals, (iv) non-operating litigation reserves and (v) other expense related to a retroactive reinsurance agreement. AIG uses general operating expenses, operating basis, because it believes it provides a more meaningful indication of its ordinary course of business operating costs.

AIG uses the following operating performance measures within its Commercial Insurance and Consumer Insurance reportable segments as well as Corporate and Other.

FOR IMMEDIATE RELEASE

Commercial Insurance: Property Casualty and Mortgage Guaranty; Consumer Insurance: Personal Insurance

Pre-tax operating income: includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, other income and expense — net, and non-operating litigation reserves and settlements. Underwriting income and loss is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, acquisition expenses and general operating expenses.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses, and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Catastrophe losses are generally weather or seismic events having a net impact in excess of $10 million each.

Commercial Insurance: Institutional Markets; Consumer Insurance: Retirement and Life

Pre-tax operating income is derived by excluding the following items from pre-tax income: changes in fair values of securities used to hedge guaranteed living benefits; net realized capital gains and losses; changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses; and non-operating litigation reserves and settlements.

Premiums and deposits includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts and mutual funds.

Corporate and Other

Pre-tax operating income and loss is derived by excluding the following items from pre-tax income and loss: loss on extinguishment of debt; net realized capital gains and losses; changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses; income and loss from divested businesses, including Aircraft Leasing; net gain or loss on sale of divested businesses (including gain on the sale of ILFC and certain post-acquisition transaction expenses incurred by AerCap in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and AIG’s share of AerCap’s income taxes); non-operating litigation reserves and settlements; reserve development related to non-operating run-off insurance business; and restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization.

Results from discontinued operations are excluded from all of these measures.

FOR IMMEDIATE RELEASE

#     #     #

American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
			% Inc.				% Inc.
	2015	2014	(Dec.)		2015	2014	(Dec.)
Reconciliations of Pre-tax and After-tax Operating Income (Loss):
Pre-tax income (loss) from continuing operations	$(2,932)	$729	NM	%	$3,281	$10,501	(68.8)%
Adjustments to arrive at Pre-tax operating income:
Changes in fair value of securities used to hedge guaranteed living benefits	4	(98)	NM		43	(260)	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(69)	127	NM		15	217	(93.1)
Loss on extinguishment of debt	—	1,268	NM		756	2,282	(66.9)
Net realized capital (gains) losses	349	(193)	NM		(776)	(739)	(5.0)
(Income) loss from divested businesses	1	20	(95.0)		59	(2,169)	NM
Non-operating litigation reserves and settlements	4	(113)	NM		(82)	(258)	68.2
Other (income) expense—net	233	—	NM		233	—	NM
Reserve development related to non-operating run-off insurance business	—	—	NM		30	—	NM
Restructuring and other costs	222	—	NM		496	—	NM

Pre-tax operating income (loss)	$(2,188)	$1,740	NM		$4,055	$9,574	(57.6)

Net income (loss) attributable to AIG	$(1,841)	$655	NM		$2,196	$7,529	(70.8)
Adjustments to arrive at after-tax operating income (amounts net of tax):
Uncertain tax positions and other tax adjustments	(30)	73	NM		112	59	89.8
Deferred income tax valuation allowance (releases) charges	49	(20)	NM		110	(181)	NM
Changes in fair value of securities used to hedge guaranteed living benefits	3	(64)	NM		28	(169)	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(45)	82	NM		10	141	(92.9)
Loss on extinguishment of debt	—	824	NM		491	1,483	(66.9)
Net realized capital (gains) losses	215	(105)	NM		(476)	(470)	(1.3)
Loss from discontinued operations	—	35	NM		—	50	NM
(Income) loss from divested businesses	2	(9)	NM		16	(1,462)	NM
Non-operating litigation reserves and settlements	3	(100)	NM		(53)	(350)	84.9
Other (income) expense—net	151	—	NM		151	—	NM
Reserve development related to non-operating run-off insurance business	—	—	NM		20	—	NM
Restructuring and other costs	145	—	NM		322	—	NM

After-tax operating income (loss) attributable to AIG	$(1,348)	$1,371	NM		$2,927	$6,630	(55.9)

Income (loss) per common share:
Basic
Income (loss) from continuing operations	$(1.50)	$0.50	NM		$1.69	$5.31	(68.2)
Loss from discontinued operations	—	(0.03)	NM		—	(0.04)	NM

Net income (loss) attributable to AIG	$(1.50)	$0.47	NM		$1.69	$5.27	(67.9)

Diluted
Income (loss) from continuing operations	$(1.50)	$0.49	NM		$1.65	$5.24	(68.5)
Loss from discontinued operations	—	(0.03)	NM		—	(0.04)	NM

Net income (loss) attributable to AIG	$(1.50)	$0.46	NM		$1.65	$5.20	(68.3)

After-tax operating income attributable to AIG per diluted share (a)	$(1.10)	$0.97	NM	%	$2.19	$4.58	(52.2)
Weighted average shares outstanding:
Basic	1,226.9	1,391.8			1,299.8	1,428.0
Diluted (b)	1,226.9	1,412.2			1,334.5	1,447.6
Return on equity (c)	(7.8)%	2.4%			2.2%	7.1%
Return on equity—after-tax operating income, excluding AOCI (d)	(6.0)%	5.7%			3.1%	6.9%
Return on equity—after-tax operating income, excluding AOCI and DTA (e)	(7.3)%	6.8%			3.7%	8.4%
As of period end:
Book value per common share (f)					$75.10	$77.69	(3.3)
Book value per common share excluding accumulated other comprehensive income (g)					$72.97	$69.98	4.3
Book value per common share excluding accumulated other comprehensive income and DTA (h)					$58.94	$58.23	1.2%
Total common shares outstanding (in millions)					1,193.9	1,375.9

Financial highlights—notes

(a)	For the quarter ended December 31, 2015, because we reported a net loss, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts.
(b)	Diluted shares in the diluted EPS calculation represent basic shares for the three-months ended December 31, 2015 due to the net loss in that period.
(c)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes AOCI and DTA.
(d)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes DTA.
(e)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI and DTA.
(f)	Represents total AIG shareholders’ equity divided by common shares outstanding.
(g)	Represents total AIG shareholders’ equity, excluding AOCI, divided by common shares outstanding.
(h)	Represents total AIG shareholders’ equity, excluding AOCI and DTA, divided by common shares outstanding.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions)

Reconciliations of General Operating Expenses, Operating basis to General Operating and Other Expenses, GAAP basis

	Three Months Ended December 31,			Twelve Months Ended December 31,
			% Inc.			% Inc.
	2015	2014	(Dec.)	2015	2014	(Dec.)
Total general operating expenses, Operating basis	$2,740	$3,016	(9.2)%	$11,141	$11,940	(6.7)%
Loss adjustment expenses, reported as policyholder benefits and losses incurred	(392)	(434)	9.7	(1,632)	(1,667)	2.1
Advisory fee expenses	337	329	2.4	1,349	1,315	2.6
Non-deferrable insurance commissions	127	146	(13.0)	504	522	(3.4)
Direct marketing and acquisition expenses, net of deferrals	218	203	7.4	659	570	15.6
Investment expenses reported as net investment income and other	(20)	(11)	(81.8)	(76)	(88)	13.6

Total general operating and other expenses included in pre-tax operating income	3,010	3,249	(7.4)	11,945	12,592	(5.1)
Restructuring and other costs	222	—	NM	496	—	NM
Other expense related to retroactive reinsurance agreement	233	—	NM	233	—	NM
Non-operating litigation reserves	7	—	NM	12	546	(97.8)

Total general operating and other expenses, GAAP basis	$3,472	$3,249	6.9%	$12,686	$13,138	(3.4)%

Reconciliations of Normalized and After-tax Operating Income Return on Equity, Excluding AOCI and DTA

	Three	Twelve
	Months Ended	Months Ended
	December 31,	December 31,
	2015	2015
Return on equity—after-tax operating income, excluding AOCI and DTA	(7.3)%	3.7%
Adjustments to arrive at Normalized Return on Equity, Excluding AOCI and DTA:
Catastrophe losses below expectations	(0.4)	(0.7)
Worse than expected alternative returns	1.9	0.6
(Better) worse than expected DIB & GCM returns	—	(0.1)
Fair value changes on PICC investments	(0.1)	—
Net reserve discount charge	0.3	(0.1)
Life Insurance—IBNR death claims	(0.1)	—
Unfavorable prior year loss reserve development	12.4	3.4

Normalized Return on Equity, excluding AOCI and DTA	6.7%	6.8%